EXHIBIT 99.1

July 1, 2010

FOR IMMEDIATE RELEASE

MEXCO ENERGY CORPORATION REPORTS PROFITABLE FISCAL 2010

MIDLAND, TX – 07/01/10 – Mexco Energy Corporation (AMEX: MXC) reported results on its Annual Report on Form 10-K to the Securities and Exchange Commission for the fiscal year ended March 31, 2010.

The Company reported net income of $400,839, or $.21 per diluted share, for fiscal year 2010 as compared to $1,170,570, or $.61 per diluted share, for fiscal 2009, a decrease of 66%.

Operating revenues in fiscal 2010 were $3,245,756, a decrease of 34% over 2009 operating revenues of $4,925,993.  This is the result of a 35% decrease in combined price of natural gas and oil.  The average sales price received was $4.92 per Mcfe compared to $7.57 per Mcfe received in fiscal 2009.  Production volumes of natural gas and oil increased 1% and 6%, respectively, during fiscal 2010.  Revenues from oil and gas royalty interests accounted for approximately 39% of the Company’s revenues for fiscal 2010.

The Company’s estimated present value of proved reserves at March 31, 2010 was approximately $18.1 million based on estimated future net revenues discounted at 10% per annum, pricing and other assumptions set forth in “Item 2 – Properties” of the Company’s Form 10-K, an increase of 27% as compared to the same at March 31, 2009.  The Company’s total estimated proved reserves at March 31, 2010 were 8.406 billion cubic feet of natural gas, a decrease of 11% over the prior fiscal year, and 240,000 barrels of oil and natural gas liquids, an increase of 16% over the prior fiscal year.  For fiscal 2010, natural gas constituted approximately 85% of the Company’s total proved reserves and approximately 63% of the Company’s revenues.

Nicholas C. Taylor, President and Chief Executive Officer, stated, “Decreased pricing resulted in a difficult year; however, we were able to significantly reduce our debt from $1.4 million to $700,000 during the year ended March 31, 2010, and on July 1, 2010 to $300,000.”  Also, during the year ended March 31, 2010, the Company participated with working interests in 23 gross wells (.26 net wells) compared to 14 gross wells (.83 net wells) for the previous year.  All but two of such wells were commercially productive.

The Company owns oil and gas properties in ten states, with the majority of its activity centered in West Texas.  The Company continues to focus its efforts to increase oil and natural gas reserves, through acquisitions, exploration and development.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company's actual results of operations.  These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherit risks associated with oil and gas production.  A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended March 31, 2010.  Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements

For additional information, please contact:
Tammy L. McComic, Executive Vice President and Chief Financial Officer
mexco@sbcglobal.net, 432-682-1119

Mexco Energy Corporation and Subsidiary
CONSOLIDATED STATEMENTS OF OPERATIONS
Year ended March 31,

	2010	2009	2008
Operating revenues:
Oil and gas	$3,220,763	$4,876,627	$3,887,955
Other	24,993	49,366	11,453
Total operating revenues	3,245,756	4,925,993	3,899,408

Operating expenses:
Production	1,054,224	1,195,584	1,240,305
Accretion of asset retirement obligation	31,625	28,578	26,262
Depreciation, depletion and amortization	1,113,141	1,046,120	779,618
General and administrative	870,558	876,756	821,786
Total operating expenses	3,069,548	3,147,038	2,867,971

Operating profit	176,208	1,778,955	1,031,437

Other income (expenses):
Interest income	478	1,838	5,113
Interest expense	(33,082)	(81,961)	(105,312)

Net other expense	(32,604)	(80,123)	(100,199)

Earnings before provision for income taxes	143,604	1,698,832	931,238

Income tax expense (benefit):
Current	25,502	539,048	-
Deferred	(282,737)	(10,786)	217,594
	(257,235)	528,262	217,594

Net income	$400,839	$1,170,570	$713,644

Earnings per common share:
Basic:	$0.21	$0.63	$0.40
Diluted:	$0.21	$0.61	$0.40

Weighted average common shares outstanding:
Basic:	1,888,070	1,846,394	1,767,777
Diluted:	1,929,588	1,934,235	1,773,049

Mexco Energy Corporation and Subsidiary
CONSOLIDATED BALANCE SHEETS

	March 31,	March 31,
	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$160,439	$223,583
Accounts receivable:
Oil and gas sales	538,444	351,040
Trade	63,455	164,834
Related parties	55	1,687
Prepaid costs and expenses	17,161	36,610
Total current assets	779,554	777,754

Property and equipment, at cost
Oil and gas properties, using the full cost method	27,353,016	26,735,778
Other	76,161	61,362
	27,429,177	26,797,140

Less accumulated depreciation, depletion and amortization	14,179,156	13,066,014
Property and equipment, net	13,250,021	13,731,126
	$14,029,575	$14,508,880

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses	$301,160	$555,765

Long-term debt	700,000	1,400,000
Asset retirement obligations	486,305	440,011
Deferred income tax liabilities	902,757	1,185,494

Commitments and contingencies

Stockholders' equity
Preferred stock - $1.00 par value;
10,000,000 shares authorized; none outstanding	-	-
Common stock - $0.50 par value; 40,000,000 shares authorized;
2,003,866 and 1,962,616 shares issued; 1,919,866 and 1,878,616 shares outstanding as of
March 31, 2010 and 2009, respectively	1,001,933	981,308
Additional paid-in capital	5,907,899	5,617,620
Retained earnings	5,156,138	4,755,299
Treasury stock, at cost (84,000 shares)	(426,617)	(426,617)
Total stockholders' equity	11,639,353	10,927,610
	$14,029,575	$14,508,880